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                                                                     EXHIBIT 5.1

                                 July 22, 1999

The 3DO Company
600 Galveston Drive
Redwood City, CA 94063

    RE: 2,185,000 SHARES OF COMMON STOCK OF THE 3DO COMPANY

Ladies and Gentlemen:

    I have acted as counsel to The 3DO Company, a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to 2,185,000 shares of the Company's Common Stock (the "Shares"), pursuant to the Company's Registration Statement on Form S-3 filed on July 23, 1999 pursuant to Rule 462(b) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

    In connection with this opinion, I have examined the Registration Statement and related Prospectus. The Shares are to be sold as described in the Registration Statement. I have examined the proceedings taken and proposed to be taken in connection with said sale and issuance of the Shares.

    It is my opinion that the Shares to be issued and sold by the Company, when issued and sold in accordance in the manner referred to in the relevant Prospectus associated with the Registration Statement, will be validly issued, fully paid and nonassessable.

    I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectuses constituting a part thereof, and any amendment thereto.

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                                     Sincerely,

                                     /s/ JAMES ALAN COOK
                                     -----------------------------------------
                                     James Alan Cook
                                     Executive Vice President,
                                     General Counsel and Secretary
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